UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 18, 2007

COATES INTERNATIONAL, LTD. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)

000-33155	22-2925432
(Commission File Number)	(IRS Employer Identification No.)

Highway 34 & Ridgewood Road
Wall Township, New Jersey 07719
(Address of principal executive offices)

(732) 449-7717
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS AND REGULATION FD DISCLOSURE

On October 18, 2007, the Company issued a press release announcing a landmark achievement in the history of the Registrant. This press release covered the completion of the development of its natural gas powered Coates Spherical Rotary Valve (CSRV) engine for incorporation in electric power generators.  The Registrant has now developed and tested the 855 C.I. Industrial six cylinder CSRV engine and is making plans to commence production shortly.

The press release also discussed the letter it transmitted to Well-to-Wire Energy (WWE) on October 18, 2007 confirming that arrangements are being made for Well-to-Wire to collect the third CSRV engine provided for in both our research and development and our licensing agreements.  These agreements provide for up to a 90-day testing period, immediately after which fulfillment of the first purchase order from WWE shall begin.  WWE intends to deploy these engines for use in generating electrical power to operate equipment in oil fields throughout Canada.  Results of the independent testing of the newly developed engines met or exceeded all of the specifications in our research and development and licensing agreements with WWE.

In addition, at that time, the Company will have satisfied all conditions for earning the balance of the fees pursuant to its research and development agreement amounting to $3.8 million and the balance of the fee provided for in the licensing agreement of $4.7 million.  These events will also trigger the minimum annual quota under the licensing agreement, which requires that WWE purchase at least 120 engines per year in order to maintain exclusivity as the sole licensee.

The Company will now concentrate on its next missions in negotiating new license agreements and, of course, our production schedules.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of business acquired:
None
(b)	Pro Forma Financial Information
None
(c)	Shell Company Transactions.
None
(d)	Exhibits
99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COATES INTERNATIONAL, LTD.

October 18, 2007	By:	/s/ George J. Coates
George J. Coates
President and Chief Executive Officer